Exhibit 99.1

TEMPLATE OF FORM OF PHANTOM STOCK AWARD AGREEMENT

Cortex Pharmaceuticals, Inc. 2014 Equity, Equity-Linked and Equity Derivative Plan

(Cortex Pharmaceuticals, Inc. is now known as RespireRx Pharmaceuticals Inc. after a name change)

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (this “Agreement”) is made by and between RespireRx Pharmaceuticals Inc. (the “Company”), and Participant identified below (the “Participant”) pursuant to the Cortex Pharmaceuticals, Inc. 2014 Equity, Equity-Linked and Equity Derivative Plan (the “2014 Plan”) (Cortex Pharmaceuticals, Inc. changed its name to RespireRx Pharmaceuticals Inc. on December 16, 2015) and shall be effective upon the Participant’s acceptance of the shares of Phantom Stock by signing below. Unless otherwise defined herein, the capitalized terms used but not defined herein shall have the meanings ascribed to them in the 2014 Plan.

In consideration of the mutual covenants and representations set forth below, the Company and Participant agree as follows:

Name of Participant:

Award Date: June 7, 2023

Number of shares of Phantom Stock:

1.	Award of shares of Phantom Stock

(a)	Award of shares of Phantom Stock. Pursuant to the terms and subject to the conditions set forth in this Agreement and the 2014 Plan, the Company hereby awards to the Participant, and the Participant hereby accepts the award, as of the Award Date, of the number of shares of Phantom Stock set forth above.

(b)	Vesting. Subject to the terms of the Plan and this Agreement, the Participant’s shares of Phantom Stock shall be non-forfeitable but unvested on the Award Date and vest as to the economic value of 50% of the shares of Phantom Stock awarded on the First Event Payment Date and as to the economic value of 50% of the shares of Phantom Stock awarded on the Second Event Payment Date. Each Event Payment Date shall result in a Payment as described below. This Agreement shall terminate on the earlier of the payment to Participant as a result of the second event or the fifteenth (15th) anniversary of the Award Date and is not subject to the Participant’s continued employment with the Company and/or its subsidiaries and affiliates through each vesting date.

(c)	Payment for shares of Phantom Stock. Subject to the terms of this Agreement, upon the occurrence of a Payment Event, the Company shall incur a liability to Participant which shall to be remitted as a cash payment (“Payment”), subject to certain limitations as described below, equal to: (x) the number of vested shares of Phantom Stock held by such Participant, multiplied by (y) the Fair Market Value as defined in the 2014 Plan. The payment, subject to any limitations, shall be made within thirty (30) days after receipt of funds by the Company as a result of the Payment Event, and all of such Participant’s shares of Phantom stock that vested as a result of the Payment Date Event shall terminate and be cancelled upon the payment, and the Participant shall have no further rights in respect of that portion of Participant’s shares of Phantom Stock other than rights to receive any unpaid portion of the Payment that was limited to any limitations described below. Any Payment due to a Participant under this Section 1(c) shall be subject to the execution and non-revocation of general release of claims, in a form provided by the Company, and continuous compliance with any restrictive covenant agreement, confidentiality agreement or other agreement entered into between the Participant and the Company or its subsidiaries and affiliates.

(d)	Payment Event and Payment Event Date. For purposes of Section 1(b) and 1(c) a Payment Event shall be a monetization event with an unrelated, unaffiliated third party, such as a sale of all or substantially all of an asset, the entering into a joint venture, license or sublicense or a similar transaction structure, that is not an equity or similar or debt investment in the Company or a subsidiary unless such equity or similar investment results in a unrelated, unaffiliated third party or group of parties acting together, resulting in such party or parties owning more than a 50% voting interest in the Company or a subsidiary of the Company and resulting in payments aggregating at least $25,000,000 within a twelve month period to the Company. The Payment Event Date is the date within twelve months of receipt by the Company of first cash resulting from a Payment Event, on which the Company has received, in the aggregate, at least $25,000,000. The First Payment Event Date shall occur when the first Payment Event has achieved a Payment Event Date at which time a payment is due to the Participant as described in Section 1(c) above. Similarly, the Second Payment Event Date shall occur when the second Payment Event has reached a Payment Event Date at which time a payment is due to the Participant as described in Section 1(c) above. Notwithstanding the foregoing, if two or more of the Company’s assets or platforms or subsidiaries are the subject of a single transaction or series of related transactions, such transactions or series of transactions shall be deemed to represent two Payment Events and the payments to the Company within a twelve-month period as described above would be required to aggregate at least $50,000,000.

(e)	Limitation on the Amount of the Payment. If the calculation of the payment based on the definition of Fair Market Value, exceeds 50% the amount of cash of received by the Company with respect to a Payment Event, an initial payment shall be limited to 50% of the cash received by the Company with respect to the Payment Event and the unpaid balance shall be carried as a liability due to the Participant to be added to the payment amount of the Second Payment Event, subject to the same limitation. Any remaining liability resulting from the payment amount limitation described in this section after the Second Payment Event shall be reduced to that amount agreed in good faith by the Participant and the Company and if no amount can be agreed within ninety (90) days, shall be determined by mediation.

(f)	Adjustments, No Distributions, No Anti-dilution Protections. The number of shares of Phantom Stock shall be adjusted for capital reorganizations such as stock splits, reverse stock splits, stock dividends including dividends in-kind with respect to preferred stock and similar types of recapitalizations. Shares of Phantom Stock shall not be entitled to receive distributions, other than tax distributions, made on any of the Company’s Common Stock, par value $0.001 or preferred stock. The number of shares of Phantom Stock shall not be adjusted for dilutive events resulting from securities offerings.

2. Covenant Breach. Notwithstanding anything in this Agreement to the contrary, in the event the Company determines that the Participant has breached any material restrictive covenant obligation that the Participant has to the Company or any of its subsidiaries and affiliates, including without limitation under the provisions of the Participant’s employment agreement or any material proprietary information, non-competition, non-solicitation, or similar agreement, as applicable, all shares of Phantom Stock then held by the Participant, whether held before or after the termination of employment date, shall be forfeited in full upon the date of such breach.

3. Cooperation. The Participant agrees to reasonably cooperate with the Company in taking all actions reasonably necessary to consummate the transactions contemplated by this Agreement.

4. No Equity Interest. Neither the 2014 Plan nor this Agreement creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote.

5. Special Incentive Compensation. By accepting the shares of Phantom Stock, the Participant agrees that such award is special incentive compensation that shall not be taken into account, in any manner, as salary or compensation or performance bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company and its subsidiaries and affiliates. In addition, each beneficiary of the Participant shall be deemed to have agreed that such award shall not affect the amount of any life insurance coverage, if any, provided by any person on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees and shall not affect any matching obligation that the Company may otherwise have with respect to 401(k) or other retirement plans or health plans. Nothing contained in this Agreement or the 2014 Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements.

6. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns as described in the 2014 Plan particularly, but not limited to Section 11(b) of the 2014 Plan, and including, but not limited to inter vivos and testamentary trusts; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement and the 2014 Plan.

7. Amendment; Waiver; Integration. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving. This Agreement and the 2014 Plan constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

8. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE 2014 PLAN OR THIS AGREEMENT.

9. Withholding Obligations. Payments made under this Agreement shall be conditional upon the satisfaction by the Participant of any federal, state or local withholding or other taxes, if any, required to be paid by the Company on account of such payments. In this regard, the Company may (i) require that the Participant pay to the Company an amount sufficient to satisfy such withholding or other taxes, (ii) withhold such amount from any remuneration, distributions or other amounts payable to the Participant or (iii) enter into any arrangements suitable to the Company for the receipt of such amount.

10. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

13. Participant Representation. The Participant acknowledges that all shares of Phantom Stock are subject to the conditions of the 2014 Plan and this Agreement. The Participant acknowledges receipt of a copy of the 2014 Plan and represents that the Participant has read and is familiar with its with its provisions.

RESPIRERX PHARMACEUTICALS INC.

Jeff Eliot Margolis, Senior Vice President, Chief Financial Officer, Treasurer, Secretary

[PARTICIPANT]

[participant name]

Date: ____________________